QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.5

Notice of Grant of Stock Option	Axonyx Inc. 500 Seventh Avenue, 10th Floor New York, New York 10018

Wolfe Axelrod Weinberger Associates LLC 317 Madison Avenue, Suite 515 New York, NY 10017

        You have been granted an option ("Option") to buy Axonyx Inc. ("Axonyx") common stock as follows:

Stock Option Grant No.	101
Date of Grant	May 21, 2003
Stock Option Agreement	Non-Statutory/Non-Plan (Attachment 1)
Option Price per Share	$2.80
Total Number of Shares Granted	150,000
Expiration Date/Time	May 20, 2008

VESTING SCHEDULE

On or After	Stock Available For Exercise	Cumulative Amount of Stock Available for Exercise

7/1/03	8,335	8,334
8,333 vest on the first of each month 8/1/03 to 12/1/03		50,000
1/1/04	8,335	58,335
8,333 vest on the first of each month 2/1/04 to 6/1/04		100,000
7/1/04	4,200	104,200
4,200 vest on the first of each month 8/1/04 to 5/1/05		146,200
6/1/05	3,800	150,000

        By your signature and Axonyx's signature below, you and Axonyx agree that this Option is granted outside of the Axonyx 1998 and 2000 Stock Option Plans, and that Optionee has been provided with a copy of the Axonyx Business Plan and access to all of Axonyx's regulatory filings.

Attachments:

1.
Stock Option Agreement.

2.
Information Memorandum that describes, among other things, the federal income tax consequences of exercising your options.
AXONYX INC.		OPTIONEE
By:	/s/ Michael R. Espey Michael R. Espey Vice President and Secretary	/s/ Donald C. Weinberger Donald C. Weinberger Managing Partner Wolfe Axelrod Weinberger

QuickLinks

VESTING SCHEDULE